EXHIBIT b


                                 LOAN AGREEMENT


THIS AGREEMENT, made as of the _____ day of November, 2000, by and between DYNAMIC HOMES, LLC, a Minnesota limited liability company (the "Borrower"), and BREMER BANK, NATIONAL ASSOCIATION, a national banking association (the "Lender").

                              W I T N E S S E T H :

WHEREAS, the Borrower has requested and the Lender has agreed to make a term loan to the Borrower in the amount of THREE MILLION FIVE HUNDRED THIRTY THOUSAND SEVEN HUNDRED and NO/100 DOLLARS ($3,530,700) (the "Term Loan"); and

WHEREAS, the Lender is willing to lend such sum and to extend such credit to the Borrower upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the following meanings for the purpose of this Agreement and the documents related hereto unless the context in which such term is used clearly require otherwise:

         a. "Agreement" shall mean this Loan Agreement and all amendments and supplements which may become effective hereafter.

         b. "Debt" shall mean, collectively, all items which, in accordance with generally accepted accounting principles, would be included in the liability side of a balance sheet as at the date as of which Debt is to be determined, excluding capital stock, surplus, capital and earned surplus.

         c. "Collateral" shall have the meaning given to such term in the Security Agreement.

         d. "Corporation" shall mean Dynamic Homes, Inc., a Minnesota corporation.

         e. "Event of Default" shall mean any and all events of default described in Section 8.A. hereof.

         f. "Leverage Ratio" shall mean the ratio, as of the date of measurement, of Debt to Tangible Net Worth.

         g. "Loan Documents" shall mean, collectively, this Agreement, the Note, the Mortgage, the Security Agreement and all collateral documentation related thereto.

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         h. "Mortgage" shall mean that certain third party mortgage, security agreement, fixture financing statement and assignment of leases and rents of even date herewith executed by the Corporation as mortgagor, and delivered to the Lender, as mortgagee, pursuant to which the Corporation has granted a first mortgage and security interest to the Lender in and to the Real Property to secure, among other things, the Borrower's obligations under the Loan Documents.

         i. "Net Income" means for any specified period, the Borrowers' net income for such period, as determined in accordance with generally accepted accounting principles, consistently applied.

         j. "Note" shall mean the term note of even date herewith, executed by the Borrower and payable to the order of the Lender in the original principal amount of $3,530,700.

         k. "Obligations" shall mean the obligations of the Borrower to pay and perform all of its promises, covenants and agreements under and pursuant to the Note and all other Loan Documents.

         l. "Real Property" shall mean the real property legally described in the Mortgage.

         m. "Security Agreement" shall mean that certain third party security agreement of even date herewith executed by the Corporation as debtor in favor of the Lender as secured party securing, among other things, the Borrower's obligations under the Loan Documents.

         n. "Tangible Net Worth" shall mean the sum of the par or stated value of all outstanding capital stock, surplus, and undivided profits of the Borrower, less any amounts attributable to treasury stock, good will, patents, copyrights, mailing lists, catalogs, trademarks, bond discount, underwriting expenses, organization expenses, and other like intangibles (not including prepaid expenses classified as current assets or intangible assets offset by equal related liabilities), excluding also notes or loans due from officers, directors or affiliates of the Borrower and excluding also Subchapter S earnings unless these earnings are converted to notes and subordinated to bank debt or the Lender is given written confirmation, in a form acceptable to the Lender, that these earnings are being retained as equity capital, all as determined in accordance with Generally Accepted Accounting Principles, consistently applied.

         o. "Working Capital" shall mean ______________________________________.

         2. TERM LOAN. On the date hereof, the Lender has made the Term Loan to the Borrower.

3. PROMISSORY NOTE. The obligation of the Borrower to repay the Term Loan is evidenced by the Note. Reference is hereby made to the Note for the terms thereof relating to maturity, repayment schedule, interest rate and other matters governing the repayment of the loan made hereunder. The Lender's records, absent manifest error, shall be conclusive evidence as to the amount of the Term Loan which remains unpaid.

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4. PAYMENT AUTHORIZATION. The Lender will have the right to pay accrued interest or principal on the Note which is not paid as and when due, by debiting any account of the Borrower at the Lender, without further authorization of the Borrower.

5. CONDITIONS PRECEDENT. The Borrower shall have delivered to the Lender, prior to the disbursement of the Term Loan, this Agreement and the following documents, reports and related matters, duly executed (as applicable) by the Borrower or the Corporation and in a form acceptable to the Lender:

         a.       The Note.

         b.       The Mortgage.

         c.       The Security Agreement.

         d. UCC financing statements relating to the security interests granted pursuant to the Mortgage and the Security Agreement.

         e. Certified articles of organization of the Borrower, a Certificate of Authority designating the representatives of the Borrower who are authorized to execute the Loan Documents to which the Borrower is a party and limited liability company resolutions authorizing the loan transactions contemplated hereby.

         f. Certified articles of incorporation of the Corporation, a Certificate of Authority designating the representatives of the Corporation who are authorized to execute the Loan Documents to which the Corporation is a party and corporate resolutions authorizing the loan transactions contemplated hereby.

         g. UCC, judgment and state and federal tax lien searches, with respect to the Borrower and the Corporation, duly certified to a current date by the appropriate filing officer, from the Secretary of State of Minnesota, the Becker County, Minnesota County Recorder's office, and each and every other jurisdiction in which the Borrower and the Corporation are qualified to or are doing business or own assets.

         h. An opinion of Borrower's and the Corporation's legal counsel as to the due organization and good standing of the Borrower and the Corporation, the due authorization, execution and delivery by the Borrower and the Corporation, and validity and enforceability, of the Loan Documents and other documents and agreements contemplated or required hereby to which the Borrower and/or the Corporation are a party, and as to such other matters regarding the Borrower and/or the Corporation and the transactions and documents contemplated hereby as the Lender may request.

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         i.       Certificates as to consummation of (i) the merger of Dynamic
                  Acquisitions, Inc., a Minnesota corporation and a wholly-owned subsidiary of the Borrower with and into the Corporation, and
                  (ii) the acquisition the membership interests of the Borrower by Peter Pichetti and Ronald Gustafson, in the percentages set forth on Exhibit B hereto.

         j. An environmental questionnaire, appraisals of certain equipment owned by the Corporation and of the Real Property showing a value satisfactory to Lender, and an attorney's title opinion that the Mortgage is a first lien and encumbrance on the Real Property, all in form and substance acceptable to the Lender in its sole and absolute discretion.

         k. Such other documents, instruments, certificates, guaranties, opinions or other matters as the Lender may require.

6. REPRESENTATIONS. In order to induce the Lender to make the Term Loan, the Borrower hereby warrants, represents and certifies to the Lender as follows:

         A. Existence, Power and Ownership Structure. The Borrower is a limited liability company duly organized and validly existing under the laws of the State of Minnesota, and is duly qualified to do business and is in good standing in the State of Minnesota and in every other jurisdiction wherein the nature of its business or the character of its properties makes such qualification necessary and where failure to be so qualified and in good standing would, in the aggregate, have a material adverse effect on the business, properties, operations, assets, liabilities or condition (financial or otherwise) of the Borrower, and has all requisite power and authority to carry on its business as now conducted and as presently proposed to be conducted. All of the membership interests of the Borrower are owned as set forth on Exhibit B attached hereto.

         B. Authority. The Borrower has full power and authority to execute and deliver this Agreement, the Note and the other Loan Documents to which it is a party and to incur and perform its obligations hereunder and thereunder; the execution, delivery and performance by the Borrower of this Agreement, the Note, such other Loan Documents and any and all other documents and transactions contemplated hereby or thereby, have been duly authorized by all necessary limited liability company action, will not violate any provision of law or the operating agreement or any member control agreement of the Borrower or result in the breach of, constitute a default under, or create or give rise to any lien under, any indenture or other agreement or instrument to which the Borrower is a party or by which the Borrower or its property may be bound or affected; and this Agreement, the Note and such other Loan Documents have been executed and delivered to the Lender by the representatives of the Borrower who have been authorized by the Borrower's members to execute and so deliver such agreements.

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         C. Enforceability. This Agreement, the Note and the other Loan
         Documents to which the Borrower is a party each constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms (subject, as to enforceability, to limitations resulting from bankruptcy, insolvency and other similar laws affecting creditors' rights generally and principles of equity).

         D. Financial Condition. The financial statements and tax returns of the Borrower dated as of and for the fiscal year ending _____________ ___, 20__ and the interim financial statement dated _____________ ___, 20__, heretofore furnished to the Lender are complete and correct in all respects and fairly present the financial condition of the Borrower, at and as of the dates of such statements and returns and the results of the Borrower operations for the period ended on said dates, and have been prepared in accordance with generally accepted accounting principles, consistently applied. Since the most recent set of financial statements delivered by the Borrower to the Lender there have been no material adverse changes in the financial condition of the Borrower.

         E. Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, or any basis therefor, which, if adversely determined, would have a material adverse effect on the condition (financial or otherwise), business, properties or assets of the Borrower or which would question the validity of this Agreement, the Note or the other Loan Documents to which the Borrower is a party, or any instrument, document or other agreement related hereto or required hereby, or impair the ability of the Borrower to perform its obligations under the foregoing agreements.

         F. Licenses. The Borrower possesses adequate licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted.

         G. Default. The Borrower is not in default of a material provision under any material agreement, instrument, decree or order to which it is a party or by which it or its property is bound or affected.

         H. Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority or any third party is required in connection with the execution and delivery of this Agreement, the Note and the other Loan Documents to which the Borrower is a party, or any of the agreements or instruments herein mentioned to which the Borrower is a party, or in connection with the carrying out or performance of any of the transactions required or contemplated hereby or thereby or, if required, such consent, approval, order or authorization has been obtained or such registration, declaration or filing has been accomplished or such notice has been given prior to the date hereof.

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         I. Taxes. The Borrower has filed all local, state, federal and other tax returns required to be filed by it and either paid all taxes shown thereon to be due, including interest and penalties, which are not being contested in good faith and by appropriate proceedings, or provided adequate reserves for payment thereof, and the Borrower does not have any information or knowledge of any objections to or claims for additional taxes in respect of local, state, and federal or other income or excess profits tax returns of the Borrower for prior years.

         J. Titles, etc. The Borrower has good title to all of its properties and assets, free and clear of all mortgages, security interests, liens and encumbrances.

         K. Pension Plans. The Borrower has not established or maintained, or made any contributions to, any employee benefit plan which is subject to Part 3 of Subtitle B of Title 1 of ERISA or, if such a plan has been so established, maintained or contributed to, such plan did not have an "accumulated funding deficiency" (as that term is defined in Section 302 of ERISA) as of the date hereof, and, without limiting the generality of the foregoing, the Borrower has not incurred any liability to the Pension Benefit Guaranty Corporation with respect to any such plan. Notwithstanding the foregoing, the Corporation makes contributions on behalf of its union employees to the I.A.M. National Pension Fund.

         L. Use of Loans. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any loan hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

         M. Environmental Protection. The Borrower has obtained all permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, hazardous or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws"). The Borrower is in full compliance with all terms and conditions of such required permits, licenses and authorizations and are also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any plan, order, decree, judgment or notice. The Borrower is not aware of, nor have the Borrower received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance or which may give rise to any liability under any Environmental Laws or the common law.

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         N. Solvency. The Borrower does not intend to, and does not believe that it will, incur debts beyond its ability to pay such debts as they mature.

7. COVENANTS. On and after the date hereof and until the payment in full of all of the Obligations, and the performance of all other obligations of the Borrower hereunder, the Borrower agrees that, unless the Lender shall otherwise consent or agree in writing:

         A. Financial Statements; Aging Analysis. The Borrower shall deliver to the Lender each of the following documents, which shall be in form and detail acceptable to the Lender:

                  (1) as soon as available and in any event within thirty (30) days after the end of each calendar month during the term hereof, a balance sheet and income statement of the Borrower and the Corporation on a consolidated basis, such statements to reflect the operations of the Borrower and the Corporation during the preceding fiscal year to date, with comparable figures for the corresponding period of the prior year, together with agings of the Borrower's and the Corporation's accounts receivable and accounts payable, all in reasonable detail, prepared in accordance with generally accepted accounting principles, consistently applied, and to be accompanied by a certificate signed by a duly authorized representative of the Borrower in the form attached hereto as Exhibit A;

                  (2) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower and the Corporation on a consolidated basis (including balance sheet, statement of income, and statement of cash flow) for such year, all in reasonable detail and audited by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Lender to the effect that the same have been prepared on an accrual basis in accordance with generally accepted accounting principles, consistently applied, which statements shall also be accompanied by a certificate signed by a duly authorized representative of the Borrower in the form attached hereto as Exhibit A; and

                  (3) from time to time, with reasonable promptness, such further information regarding the business, operations, affairs and financial and other condition of the Borrower and the Corporation as the Lender may request.

         B. Taxes and Claims. The Borrower shall pay and discharge, and shall cause the Corporation to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its assets or properties, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon the property or assets of the Borrower or the Corporation, as the case may be; provided, however, that neither the Borrower nor the Corporation shall be required to pay any such tax, assessment, charge, levy or claim the payment of which is being contested in good faith and by proper proceedings and for which it shall have set aside on its book adequate reserves therefor.

         C. Insurance. The Borrower shall maintain, and shall cause the Corporation to maintain, insurance coverage with responsible insurance companies licensed to do business in the State of Minnesota (or, in the case of any Collateral located in any other state, then in such state) in such amounts and against such risks as is requested by the Lender or as required by law, including, without limitation, property, hazard, fire, wind, hail, theft, collapse, comprehensive general public liability, product liability, business interruption insurance, and worker's compensation or similar insurance. The Borrower shall furnish to the Lender, upon written request, full information and written evidence as to the insurance maintained by the Borrower and the Corporation.

         D. Maintenance of Existence; Conduct of Business. The Borrower shall preserve all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business; conduct its business in an orderly, efficient and regular manner; and, except as provided for in N, below, shall not liquidate, merge, dissolve, suspend business operations, or sell all or substantially all of its assets or membership interests.

         E. Maintenance of Properties. The Borrower shall keep, and shall cause the Corporation to keep, all of the assets and properties necessary in its business, including without limitation, the Real Property, in good order and condition, ordinary wear and tear excepted.

         F. Compliance with Applicable Laws. The Borrower shall comply with the requirements of all applicable local, state and federal laws, and of all rules, regulations and orders of any governmental or other authority or agency, a breach of which would materially and adversely affect its business or credit, except where contested in good faith and by proper proceedings.

         G. Litigation. The Borrower shall promptly give to the Lender notice in writing of all litigation and of all proceedings by or before any court or governmental or regulatory agency affecting the Borrower or the Corporation in which the amount claimed or in dispute equals or exceeds $50,000, except litigation or proceedings which, if adversely determined, would not materially affect the financial condition or business of the Borrower or the Corporation, as the case may be.

         H. Access to Books and Inspection. The Borrower shall at all times keep, and shall cause the Corporation to at all times keep, proper books of record and accounts for itself, and, upon request of the Lender, the Borrower shall provide any duly authorized representative of the Lender access during normal business hours to, and permit such representative to examine, copy or make extracts from, any and all books, records and documents in the Borrower's or the Corporation's possession or control relating to the

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         Borrower's or the Corporation's affairs, and to inspect any of their respective facilities and properties.

         I. Acquisitions. The Borrower shall not purchase or hold beneficially any stock, other securities or evidences of indebtedness (or any participation interest therein), or otherwise invest in or acquire, or purchase all of substantially all of the assets of, any person(s), firm(s), corporation(s), partnership(s) or association(s), except that the Borrower shall at all times own all of the issued and outstanding stock of the Corporation; or if Borrower liquidates Corporation pursuant to N, below, then Borrower shall own all of the assets of the Corporation.

         J. Non-Business Assets. The Borrower shall not purchase, lease or otherwise acquire any right, title or interest in or to any real or personal property not directly related to or necessary in connection with the present operations of the Borrower.

         K. Loans; Guaranties; Investments. The Borrower shall not assume, guarantee, endorse, contingently agree to purchase or otherwise become liable (directly or indirectly, absolutely or contingently) in connection with the obligations of any other person, firm or corporation, nor shall the Borrower make or permit to exist any loans or advances by the Borrower to, or purchase or otherwise acquire all or any substantial part of the assets of, or any shares of stock or similar interest in, any other person, corporation or entity.

         L. Financial Covenants. The Borrower shall:

                  (1) maintain, on a consolidated basis with the Corporation, a Net Income after distributions to members and shareholders of no less than the following amounts, as of the fiscal year end dates set forth below:

                           Fiscal Year End           Minimum Net Income
                           ---------------           ------------------

                           December 31, 2000              $200,000
                           December 31, 2001              $300,000
                           December 31, 2002              $350,000
                           December 31, 2003              $350,000

                  (2) maintain, on a consolidated basis with the Corporation, a maximum ratio of Debt to Tangible Net Worth of not less than
                  3.75 to 1.0 as of the end of each fiscal year of the Borrower through December 31, 2002, and not less than 3.5 to 1.0 as of the end of the Borrower's fiscal year ending December 31, 2003;

                  (3) maintain, on a consolidated basis with the Corporation, a minimum amount of Working Capital of not less than $500,000 as of the end of the fiscal year of the Borrower ending December 31, 2000, and not less than $1,000,000 as of the end of each fiscal year of the Borrower thereafter, through December 31, 2003.

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         M. Access. The Borrower and the Corporation shall grant to the Lender's agents access at any reasonable time in order to inspect the Real Property and the Borrower's and the Corporation's property and business, together with any and all books and records pertaining thereto.

         N. Transfer of Collateral. The Borrower shall not, and shall not permit the Corporation to sell, dispose of, lease, mortgage, assign, sublet or transfer all or any part of its right, title or interest in or to the Real Property or any other Collateral or other property owned by the Borrower or the Corporation; provided, however, that (i) the Borrower and the Corporation may sell inventory in the ordinary course of their respective businesses, and (ii) the Corporation may, in connection with a dissolution of the Corporation, transfer all of its assets to the Borrower.

         O. Deposit Accounts. The Borrower and the Corporation shall maintain their respective primary deposit accounts with and at the Lender.

8. EVENTS OF DEFAULT.

         A. Event of Default Defined. As used herein, the term "Event of Default" shall mean and include each or all of the following events:

                  (1) the Borrower shall fail to pay when due, any amounts required to be paid under the Note or any other indebtedness of the Borrower to the Lender or any third party whether any such indebtedness is now existing or hereafter arises and whether direct or indirect, due or to become due, absolute or contingent, primary or secondary or joint or joint and several; or

                  (2) the Borrower or the Corporation shall fail to observe or perform any other covenants, conditions or agreements to be observed or performed by it under any of the Loan Documents or any other credit or similar agreement to which the Borrower or the Corporation is a party, and such failure shall continue for a period of thirty (30) days after written notice, specifying such default, given to the Borrower or the Corporation, as the case may be, by the Lender, unless the Lender shall agree in writing to an extension of such time prior to its expiration, or for such longer period as may be reasonably necessary to remedy such default (other than defaults which can be cured by a money payment) provided that such party is proceeding at all times with reasonable diligence to remedy the same; or

                  (3) the Borrower, the Corporation or any guarantor shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any present or future state or federal bankruptcy act or under any similar federal or state law, or shall be adjudicated a bankrupt or insolvent, or shall make a general assignment for the benefit of its respective creditors, or shall be unable to pay its respective debts generally as they become due; or if an order for relief under any present or future federal bankruptcy act or similar state or federal law shall be entered against the Borrower, the Corporation or any guarantor; or if a petition or answer requesting or proposing the entry of such order for relief or the adjudication of the Borrower, the Corporation or any guarantor as a debtor or a bankrupt or its respective reorganization under any present or future state or federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within thirty (30) days after the filing thereof; or if a receiver, trustee or liquidator of the Borrower, the Corporation or any guarantor or of all or substantially all of the assets of the Borrower, the Corporation or any guarantor, or of the Real Property, or any part thereof, shall be appointed in any proceeding and shall not be discharged within thirty (30) days of such appointment; or if the Borrower, the Corporation or any guarantor shall consent to or acquiesce in such appointment; or if any property of the Borrower, the Corporation or any guarantor (including without limitation the estate or interest of the Corporation in the Real Property or any part thereof) shall be levied upon or attached in any proceeding; or

                  (4) final judgment(s) for the payment of money in excess of $50,000, individually or in the aggregate, shall be rendered against the Borrower, the Corporation or any guarantor and shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed; or

                  (5) the Borrower, the Corporation or any guarantor shall be or become insolvent (whether in the equity or bankruptcy sense); or

                  (6) any representation or warranty made by the Borrower or the Corporation herein or in any document related hereto, or by any guarantor in any guaranty by any guarantor executed and delivered in connection herewith, shall prove to be untrue or misleading in any material respect, or any statement, certificate or report furnished hereunder or under any of the foregoing documents by or on behalf of the Borrower, the Corporation or any guarantor shall prove to be untrue or misleading in any material respect on the date when the facts set forth and recited therein are stated or certified; or

                  (7) the Borrower, the Corporation or any guarantor shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell all or substantially all of its assets, without the prior written consent of the Lender; or

                  (8) the Borrower or the Corporation is in material default under any lease, which default has not been waived by the lessor; or

                  (9) the Borrower, the Corporation or any guarantor shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due (other than any tax or tax deficiency which is being contested in good faith and by proper proceedings and for which it shall have set aside on its books adequate reserves therefor) or notice of any state or federal tax liens shall be filed or issued;

                  (10) any or all of the outstanding membership interests of the Borrower is assigned or pledged, or shall be sold, transferred or otherwise disposed of to any person not listed on Exhibit B attached hereto, without the prior written consent of the Lender;

                  (11) any property of the Borrower, the Corporation or any guarantor shall be garnished, levied upon, or attached in any proceeding and such garnishment or attachment shall remain undischarged for a period of thirty (30) days during which execution has not been effectively stayed; or

                  (12) the Borrower, the Corporation or any guarantor shall be liquidated, dissolved or otherwise cease to exist pursuant to its respective organizational documents, applicable law or otherwise, except as provided for in Section 7N, above.

         B. Acceleration of Note; Other Remedies. Upon the occurrence at any time of any of the Events of Default listed above, or at any time thereafter, the Lender may declare the unpaid principal balance of, plus accrued interest on, plus all other amounts due and owing under, the Note and/or any other instrument evidencing any other indebtedness of the Borrower to the Lender, to be immediately due and payable, without notice or demand, in which case such Note and/or other instrument evidencing any such other indebtedness of the Borrower to the Lender, and all amounts due hereunder shall be immediately due and payable. In addition, upon the occurrence of an Event of Default, the Lender may exercise any and all other rights and remedies available under the Loan Documents or applicable law or equity.

9. NOTICES. All notices, consents, requests, demands and other communications hereunder shall be given to or made upon the respective parties hereto at their respective addresses specified below or, as to any party, at such other address as may be designated by it in a written notice to the other party. All notices, requests, consents and demands hereunder shall be effective when personally delivered or duly deposited in the United States mails, certified or registered, postage prepaid, or delivered to the telegraph company, addressed as aforesaid.


         IF TO THE LENDER:

                  Bremer Bank, National Association
                  115 East Holmes Street
                  Detroit Lakes, Minnesota 56501
                  ATTN: Darrell W. Nelson

         IF TO THE Borrower:

                  Dynamic Homes, LLC
                  ___________________
                  ___________, Minnesota _____
                  ATTN:  ___________________

10. MISCELLANEOUS.

         A. Waivers, etc. No failure on the part of the Lender to exercise, and no delay in exercising, any right or remedy hereunder or under applicable law or any document or agreement related hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         B. Expenses. The Borrower shall reimburse the Lender for any and all costs and expenses, including without limitation attorneys' fees, paid or incurred by the Lender in connection with (i) the preparation of this Agreement, the Note, the Mortgage, the Security Agreement and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, which amount shall be paid prior to the making of any loan or advance hereunder; (ii) the negotiation of any amendments, modifications or extensions to or of any of the foregoing documents, instruments or agreements and the preparation of any and all documents necessary or desirable to effect such amendments, modifications or extensions; (iii) customary transaction fees of the Lender incurred in connection with the loan contemplated hereby; (iv) fees in connection with any audits or inspections by the Lender of the Real Property or the operations and business of the Borrower or the Corporation; (v) any and all other out-of-pocket expenses of the Lender in connection with any of the transactions contemplated hereby; and
         (vi) the enforcement by the Lender during the term hereof or thereafter of any of the rights or remedies of the Lender under any of the foregoing documents, instruments or agreements or under applicable law, whether or not suit is filed with respect thereto.

         C. Amendments, etc. This Agreement, the Note, the Mortgage and the other Loan Documents may not be amended or modified, nor may any of their terms (including without limitation, terms affecting the maturity of or rate of interest on the Note) be modified or waived, except by written instruments signed by the Lender and the other party or parties to such document.

         D. Successors. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns; provided, however, that the Borrower may not transfer or assign its rights to borrow hereunder without the prior written consent of the Lender.

         E. Offsets. Nothing in this Agreement shall be deemed a waiver or prohibition of the Lender's right of banker's lien, offset, or counterclaim, which right the Borrower hereby grants to the Lender.

         F. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

         G. Accounting. Unless otherwise expressly provided herein, or unless the Lender otherwise consents in writing, all accounting terms used herein which are not expressly defined in this Agreement shall have the meanings respectively given to them in accordance with generally accepted accounting principles and all financial statements and reports furnished to the Lender hereunder shall be prepared, and all computations and determinations pursuant hereto shall be made, in accordance with generally accepted accounting principles and practices, applied on a basis not materially inconsistent with that applied in preparing the respective financial statements referred to in Sections 6.D. and 7.A. hereof.

         H. Governing Law. This Agreement, the Note, the Mortgage, the other Loan Documents and all other documents, instruments and agreements related hereto, shall be construed in accordance with and governed by the laws of the State of Minnesota.

         I. Jurisdiction. The Borrower hereby submits itself to the jurisdiction of the State of Minnesota and the federal courts of the United States located in such state in respect of all actions arising out of or in connection with the interpretation or enforcement of this Agreement and the documents related hereto.

         J. Headings. The descriptive headings for the several sections of this Agreement are inserted for convenience only and shall not define or limit any of the terms or provisions hereof.

         K. Term. Unless sooner terminated by the parties pursuant to the provisions hereof, the original term of this Agreement shall commence as of the date hereof and continue thereafter until the Obligations have been paid in full.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                       DYNAMIC HOMES, LLC


                                       By:
                                           -------------------------------------
                                        Its:
                                             -----------------------------------




                                       BREMER BANK, NATIONAL
                                         ASSOCIATION


                                       By:
                                           -------------------------------------
                                        Its:
                                             -----------------------------------